UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 13, 2007

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 13, 2007, the board of directors (the “Board”) of Lantronix, Inc. (the “Company”) accepted the resignation of Thomas Burton from the Board.

(d)

On December 13, 2007, the Board appointed Larry Sanders as a member to the Board, effective as of December 13, 2007.  The board of directors has determined that Mr. Sanders is independent of the Company and its management under the corporate governance standards of the Nasdaq Stock Market LLC.  The Company intends to appoint Mr. Sanders to the Audit Committee and the Compensation Committee.  Pursuant to the Company’s 2000 Stock Plan, Mr. Sanders was granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock on December 13, 2007 at an exercise price of $0.87, which was the fair market value of the Company’s common stock as reported on the Nasdaq Stock Market on the date of grant.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Sanders has been a director of Xantrex Technology Inc., a public company headquartered in Vancouver, British Columbia, since May 2005, and also serves on the boards of several civic and charitable organizations.  Mr. Sanders was previously the chief executive officer of Sanera Systems, a startup storage networking company, which was acquired in 2003.  Prior to that, he held chief executive officer positions at Crossroads Systems Corporation from 2000 to 2002 and Fujitsu Computer Products of America from 1995 to 1999.  Mr. Sanders moved to Singapore in 1994 to serve as vice president, international for Conner Peripherals, a disk drive manufacturer.  From 1984 until 1993, Mr. Sanders held a number of senior management positions, including senior vice president of sales and marketing and group president, at Calcomp, a wholly owned subsidiary company of Lockheed Corporation.  Mr. Sanders began his career with IBM Corporation, where he worked for 13 years and held a number of sales, marketing and general management positions.

Item 9.01  Financial Statements and Exhibits.

(d)

99.1	Press Release dated December 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2007	LANTRONIX, INC., a Delaware corporation

By:	/s/ Reagan Y. Sakai
Reagan Y. Sakai Chief Executive Officer